EXHIBIT 99

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI’s Multikine Phase 3 Cancer Study Shows 43% Survival Extension

•	Presented at the 10th European Congress on Head & Neck Oncology
•	Six Different Efficacy Measures Demonstrate Benefits of Adding Multikine to Standard of Care for Patients Who Have Not Had New Therapy Options in Decades

Vienna, VA, March 8, 2023 - CEL-SCI Corporation (NYSE American: CVM) today reported new data from its pivotal Phase 3 study, the largest study ever conducted in newly diagnosed locally advanced squamous cell carcinoma of the head and neck (SCCHN). A poster presentation titled “Leukocyte Interleukin Injection (LI) immunotherapy followed by radiotherapy extends overall survival (OS) in treatment naïve locally advanced primary squamous cell carcinoma of the head & neck: the IT-MATTERS Study” was delivered by Eyal Talor, Ph.D., CEL-SCI’s Chief Scientific Officer on March 8, 2023 at the 10th European Congress on Head & Neck Oncology (ECHNO) in Lisbon, Portugal.

Link to poster: https://cel-sci.com/wp-content/uploads/2023/03/CEL-SCI-ECHNO-Abstract-77-ePoster-FINAL.pdf

CEL-SCI plans to submit a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) and other regulatory agencies for approval of Multikine®* (Leukocyte Interleukin, Injection) in the treatment of newly diagnosed SCCHN in patients deemed at lower risk for recurrence (LR), as defined by National Comprehensive Cancer Network (NCCN) guidelines, representing a patient population of about 210,000 annual cases globally.  The new data presented is very important because it focuses exclusively on the patient population (n=352) from the IT-MATTERS study for which CEL-SCI is seeking regulatory marketing approval, for locally advanced primary head and neck cancer patients scheduled to receive radiotherapy, but not chemotherapy, after surgery.

Per the NCCN guidelines, these LR patients typically are recommended to receive only radiotherapy following surgery. The recommended treatment for higher risk for recurrence (HR) patients is concurrent chemoradiotherapy (chemotherapy and radiotherapy at the same time) after surgery.  In the IT-MATTERS study, 44 patients who were determined to be higher risk for recurrence following surgery should have been administered chemoradiotherapy, but received only radiotherapy, and were included in the survival analysis of the IT-MATTERS study initially performed. A more accurate representation of the survival of the intended LR patient population treated with Multikine would have been obtained had the analysis been performed by excluding these 44 patients. At the ECHNO 2023 Congress, we present study data demonstrating the survival and death rate advantages of the patients treated with Multikine over control in the LR population who received only radiotherapy (n=352) following surgery.

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Key study findings for the intended Multikine patient population who received radiotherapy, as recommended by NCCN guidelines, following surgery include:

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The overall survival advantage accelerated and increased over time, with the benefit of adding Multikine+CIZ to the treatment regimen as compared to Standard of Care (SOC) alone increasing from 2.8% at 3 years (36 months), to 8.3% at 4 years (48 months), to 15.6% at 5 years (60 months), with a 49.7% survival for control vs. 65.3% for the Multikine treated group at 5 years.

2)	The hazard ratio was 0.70 (95% CI: [0.49 - 1.00]) which represents a 43% survival extension.
3)	Progression free survival was 8.4% higher at 5 years for patients treated with Multikine+ CIZ+SOC as compared to patients treated with SOC control alone.
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16.5% of these patients were early tumor responders, including complete tumor responders (confirmed by pathology at surgery), following the 3-week treatment with Multikine as compared to 0% responders of patients who were treated with SOC alone.

5)	Multikine patients who had an early tumor response had significantly improved survival. Their death rate was only 15.6% vs. 48.7% death rate for the control patients.
6)	Even the patients who did not have an early tumor response had a better survival than did the control group patients, with a 43.8% death rate vs. 48.7% death rate for control.

“Our pivotal study, the largest ever of its kind in head and neck cancer, continues to produce impressive data that demonstrate Multikine’s ability to improve outcomes and extend survival for newly diagnosed patients who have not had the benefit of a new treatment in decades,” stated CEL-SCI CEO, Geert Kersten. “These data are presented at the world’s leading scientific peer-reviewed conferences, underscoring Multikine’s potential as we work toward an FDA marketing approval submission.”

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study, CEL-SCI studied patients who were newly diagnosed with locally advanced primary squamous cell carcinoma of the head and neck with the investigational product Multikine first, BEFORE they received surgery and radiotherapy or surgery plus concurrent radiotherapy and chemotherapy (the current standard of care for these patients). This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck. CEL-SCI believes that this Phase 3 study is the largest Phase 3 study in the world for the treatment of locally advanced primary head and neck cancer.

Multikine is designed to help the immune system “target” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor. The Phase 3 study was started in early 2011 and was fully enrolled with 928 patients in September 2016.  To test for an overall survival benefit, the study required CEL-SCI to wait until at least 298 (deaths) events had occurred among the two main comparator groups.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2022. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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